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                                                                     EXHIBIT 5.1

(214) 954-9703



                               ___________, 1997

TurboChef, Inc.
10500 Metric Drive, Suite 128
Dallas, Texas  75243

Ladies and Gentlemen:

     In our capacity as counsel for TurboChef, Inc., a Delaware corporation (the "Company"), we have participated in and reviewed the corporate proceedings in connection with the proposed issuance and sale by the Company of an aggregate of 602,500 shares of the Company's common stock $.01 par value (the "Common Stock") issuable upon exercise of (i) certain Common Stock purchase warrants (the "Warrants") granted to Whale Securities Co., L.P. and its assigns, and (ii) certain options to acquire Common Stock (the "Options") granted to Acadia International Limited, (collectively, the "Selling Stockholders"), described in and offered on behalf of the Selling Stockholders pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-____) filed by the Company with the Securities and Exchange Commission (as amended, herein referred to as the "Registration Statement").

     As the basis for the opinions hereinafter expressed, we have examined copies of (i) the Company's Restated Certificate of Incorporation, (ii) its Restated Bylaws, (iii) minutes of meetings of the Company's Board of Directors,
(iv) the form of certificates evidencing shares of the Common Stock, (v) the two Warrant Agreements between the Company and Whale Securities Co., L.P. pursuant to which the Warrants were granted, (vi) the Option Agreement between the Company and Acadia International Limited pursuant to which the Options were granted, and (vii) such other corporate records and documents, certificates of corporate and public officials and statutes as we have deemed necessary for the purposes of this opinion. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and having regard for such legal considerations we deem relevant, we are of the opinion that:

          (a) the Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware; and
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          (b)  the 602,500 shares of Common Stock issuable upon exercise of the
Warrants and the Options, proposed to be sold by the Selling Stockholders pursuant to the Registration Statement will, upon issuance and delivery against proper payment therefor, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                        Very truly yours,



                                        HENRY, MEIER, JONES & JOHNSON, L.L.P.